NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange ("NYSE" or the "Exchange") hereby notifies the Securities and Exchange Commission (the "Commission") of its intention to remove the entire class of common units representing limited liability company interests (the "Common Units") of Seadrill Partners LLC (the "Company") from listing and registration on the Exchange on December 23, 2019, pursuant to the provisions of Rule 12d2-2(b) because, in the opinion of the Exchange, the Common Units are no longer suitable for continued listing and trading on the NYSE. The Exchange reached its decision pursuant to Section 802.01B of the Listed Company Manual because the Company fell below the continued listing standard requiring a listed company to maintain an average global market capitalization over a consecutive 30 trading day period of at least $15 million. The Exchange, on September 4, 2019, determined that the Common Units of the Company should be suspended from trading, and directed the preparation and filing with the Commission of this application for the removal of the Common Units from listing and registration on the NYSE. The Company was notified by phone and letter on September 4, 2019. Pursuant to the above authorization, a press release regarding the proposed delisting was issued and posted on the Exchange's website on September 4, 2019. Trading in the Common Units was suspended at the close of the market on September 4, 2019. The Company had a right to appeal to a Committee of the Board of Directors of the Exchange, the determination to delist the Securities, provided that it filed a written request for such a review with the Secretary of the Exchange within ten business days of receiving notice of the delisting determination. The Company filed such request within the specified time period but formally withdrew such request on December 10, 2019. Consequently, all conditions precedent under SEC Rule 12d2-2(b) to the filing of this application have been satisfied.